Exhibit 2
WARRANT PURCHASE AGREEMENT

WARRANT PURCHASE AGREEMENT (“Agreement”), entered into as of August 1, 2007, by and between ACCBT Corp., a corporation duly incorporated under the laws of the British Virgin Islands (the "Buyer"), and Ramot at Tel Aviv University Ltd. (the "Seller") (each of the Buyer and Seller, a "Party").

WHEREAS, the Seller owns a warrant or warrants issued by Brainstorm Cell Therapeutics Inc., a corporation duly incorporated under the laws of the State of Delaware, USA (the “Company”) reflecting a right to purchase 6,363,849 shares of Common Stock of the Company (subject to adjustment as provided therein) with an Issue Date of November 4, 2004 and Amendment Date of August 1st 2007 (such warrant or warrants, the "Original Warrant");

WHEREAS, the Seller is party to that certain Second Restated and Amended Registration Rights Agreement by and between the Seller and the Company dated August 1, 2007 (the "Rights Agreement");

WHEREAS, the Buyer wishes to purchase from the Seller and the Seller wishes to sell to the Buyer or one or more of its designees, one half of the rights Seller has under the Original Warrant, such half in the form of a warrant issued by the Company reflecting a right to receive 3,181,925 shares of Common Stock of the Company on substantially the same terms and conditions as the Original Warrant (such warrant, the "Target Warrant"); and

WHEREAS, the Seller wishes to assign to the Buyer, and the Buyer wishes to obtain from the Seller, all rights of the Seller under the Rights Agreement that relate to the Target Warrant and the shares of Common Stock of the Company issuable upon exercise of the Target Warrant (such shares, the "Warrant Shares").

NOW, THEREFORE, the Buyer and the Seller hereby agree as follows:

1.
Purchase and Sale. On and subject to the terms and conditions herein, and for the consideration specified in §2 below, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell and assign to the Buyer, the Target Warrant, which in the aggregate shall allow the holder thereof to purchase, upon due exercise, 3,181,925 Warrant Shares at an exercise price of $0.01 per Warrant Share.

2.	Consideration. In consideration of the Target Warrant, the Buyer agrees to pay the Seller an aggregate of $636,385.00, at the Closing, payable by bank check or wire transfer to the following account:

3.
Closing. The closing of the transactions contemplated herein (the "Closing"') shall take place at the offices of Caspi & Co, in Tel Aviv, 11:00 a.m. on August 31, 2007, or such other place and date as the Buyer and the Seller may mutually determine (the "Closing Date'').

4.	Deliveries at Closing. At the Closing,

4.1.	the Seller will deliver to the Buyer:

4.1.1.	the Target Warrant, reflecting a right to receive in the aggregate 3,181,925 Warrant Shares, upon exercise in full thereof, at an exercise price of $0.01 per Warrant Share;

4.1.2.	a duly completed and executed Transferor Endorsement in connection with the Target Warrant, in the form attached hereto as Exhibit A; and

4.1.3.	a duly executed assignment of the Seller's rights under the Rights Agreement in connection with the Target Warrant and the Warrant Shares, in the form attached hereto as Exhibit B.

4.2.	the Buyer will deliver to Seller:

4.2.1.	the consideration specified in §2 above, by wire transfer or delivery of other immediately available funds; and

4.2.2.
a duly executed accession by the Buyer to be bound by and subject to the terms and conditions of the Registration Rights Agreement in connection with the Target Warrant and Warrant Shares, in the form attached hereto as Exhibit C.

5.
Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the following statements are correct and complete as of the date hereof and will be correct and complete as of the Closing Date:

5.1.
The Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

5.2.	Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will

5.2.1.
violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject, or

5.2.2.
conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which the Seller is bound or to which any of the Seller's assets is subject.

5.3.
The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

6.
Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the following statements are correct and complete as of the date hereof and will be correct and complete as of the Closing Date:

6.1.	The Buyer is a corporation, duly organized and validly existing under the laws of the British Virgin Islands.

6.2.
The Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

6.3.	Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will

6.3.1.
violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject, or any provision of its charter or bylaws, or

6.3.2.
conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which the Buyer is bound or to which any of the Buyer's assets is subject.

6.4.
The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

7.
Further Representations and Warranties by the Seller. The Seller represents and warrants to the Buyer that the following statements are correct and complete as of the date hereof and will be correct and complete as of the Closing Date:

7.1.
The Seller holds of record and owns beneficially the Target Warrant, free and clear of any restrictions on transfer (other than any restrictions expressly set forth in the Target Warrant and restrictions under securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.

7.2.	The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Warrant Shares.

8.	Pre-Closing Covenants. With respect to the period between execution of this Agreement and the Closing:

8.1.
each Party will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in §10 below).

8.2.
each Party will give prompt written notice to the others of any material adverse development causing a breach of any of such Party's own representations and warranties herein. No disclosure by a Party pursuant to this §8.2, however, shall be deemed to cure any misrepresentation, breach of warranty, or breach of covenant.

9.	Post-Closing Covenants. With respect to the period following the Closing:

9.1.
In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each Party will take such further action (including execution and delivery of such further instruments and documents) as the other Party reasonably may request, at the expense of the requesting Party.

9.2.
In the event and for so long as a Party actively is contesting or defending against an action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with a transaction contemplated under this Agreement, the other Party will cooperate in the contest or defense, at the expense of the contesting or defending Party.

.
10.	Conditions to Obligation of the Buyer to Close. The obligation of the Buyer to consummate the transactions to be performed by it at the Closing is subject to satisfaction of the following conditions:

10.1.	the representations and warranties herein of the Seller shall be true and correct in all material respects as of the Closing Date.

10.2.	the Seller shall have performed and complied with all of it covenants hereunder in all material respects through the Closing;

10.3.
no action, suit, or proceeding shall be pending before a court, agency or arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Target Warrant.

10.4.
the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified in §§ 10.1 and 10.2 and, to the extent known to and affecting the Seller, §10.3 is satisfied in all respects;

10.5.
All actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all documents required to effect such actions will be reasonably satisfactory in form and substance to the Buyer.

11.
Conditions to Obligation of the Seller to Close. The obligation of the Seller to consummate the transactions to be performed by it at the Closing is subject to satisfaction of the following conditions:

11.1.	the representations and warranties herein of the Buyer shall be true and correct in all material respects as of the Closing Date.

11.2.	the Buyer shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

11.3.
no action, suit, or proceeding shall be pending before a court, agency or arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Target Warrant.

11.4.
the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified in §§ 11.1 and 11.2 and, to the extent known to and affecting the Buyer, §11.3 is satisfied in all respects;

11.5.
All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all documents required to effect such actions will be reasonably satisfactory in form and substance to the Seller.

12.	Termination.

12.1.	Certain of the Parties may terminate this Agreement as provided below:

12.1.1.	the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

12.1.2.
The Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of 5 days after the notice of breach.

12.1.3.
The Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing if the Closing shall not have occurred on or before August 31, 2007, by reason of the failure of any condition precedent under §10 (unless the failure results primarily from the Buyer breaching any representation, warranty, or covenant contained in this Agreement).

12.1.4.
The Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of 5 days after the notice of breach.

12.1.5.
The Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing if the Closing shall not have occurred on or before August 31, 2007, by reason of the failure of any condition precedent under §11 (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).

12.2.
If a Party terminates this Agreement pursuant to this §12, all rights and obligations of the Parties shall terminate without any liability of any Party to any other Party, except for any liability of any Party then in breach.

13.
Integration. This Agreement constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

14.
Assignment. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other, except that the Buyer may assign any of its rights hereunder without such approval.

15.	Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

16.
Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the State of Israel. The competent courts in Tel Aviv shall have exclusive jurisdiction over any dispute that may arise with respect to this Agreement.

17.
Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless made in writing and signed by both Parties. No waiver by a Party of any default, misrepresentation, or breach of warranty or covenant hereunder, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

18.	Severability. Any term or provision of this Agreement that is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof.

19.
Construction. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word "including" shall mean including without limitation.

20.	Incorporation. Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

Seller: Ramot at Tel Aviv University Ltd. By: /s/ Yehuda Niv Name: Yehuda Niv Title: CEO By: /s/ Ze’ev Weinfeld, Ph.D. Name: Ze’ev Weinfeld, Ph.D. Title: Executive Vice President Business Development	Buyer: ACCBT Corp. /s/ Chaim Lebovits Name: Chaim Lebovits Title: President

EXHIBIT A

FORM OF TRANSFEROR ENDORSEMENT
(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto the person(s) named below under the heading "Permitted Transferees" the right represented by the within Warrant to purchase the number of shares of Common Stock of BRAINSTORM CELL THERAPEUTICS INC. to which the within Warrant relates specified under the heading "Number Transferred," opposite the name(s) of such person(s) and appoints each such person Attorney to transfer its respective right on the books of BRAINSTORM CELL THERAPEUTICS INC. with full power of substitution in the premises.

Permitted Transferees	Number Transferred

Dated: ______________, ___________

(Signature must conform to name of holder as specified on the face of the warrant)

Signed in the presence of:

(Name)

(address)

ACCEPTED AND AGREED:

[PERMITTED TRANSFEREE]	(address)

(Name)

Exhibit B

Exhibit C